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                                                                    EXHIBIT 23.3


                CONSENT OF WEIR INTERNATIONAL MINING CONSULTANTS

         We hereby consent to the reference to Weir International Mining Consultants under the captions "Business - Coal Reserves" and "Experts" included in the prospectus of Arch Western Finance, LLC for the registration of senior notes of Arch Western Finance, LLC which prospectus is part of the Registration Statement on Form S-4 to which this consent is an exhibit.

         We further wish to advise that Weir International Mining Consultants was not employed on a contingent basis and that at the time of preparation of our report, as well as at present, neither Weir International Mining Consultants nor any of its employees had or now has a substantial interest in Arch Western Finance, LLC or any of its affiliates or subsidiaries.

Respectfully submitted,



By: /s/ JOHN W. SABO
Name:  John W. Sabo
Title: Senior Vice President
Date:  September 2, 2004